BRT APARTMENTS CORP. REPORTS THIRD QUARTER RESULTS FOR 2022

– Net Income Per Diluted Share of $0.37; AFFO Per Diluted Share of $0.38 –
– Year-to-Date, Acquired Partners’ Remaining Interests in 11 Properties for $105.87 Million –

Great Neck, New York – November 7, 2022 – BRT APARTMENTS CORP. (NYSE:BRT), a real estate investment trust that owns, operates, and, to a lesser extent, holds interests in joint ventures that own multi-family properties, today reported that for the three months ended September 30, 2022, it generated net income of $7.06 million, or $0.37 per diluted share, Funds from Operations, or FFO1, of $5.41 million, or $0.29 per diluted share, and Adjusted Funds from Operations, or AFFO, of $7.17 million, or $0.38 per diluted share.

Jeffrey A. Gould, President and Chief Executive Officer stated, “Our portfolio continued to perform well in the third quarter. Our consistent and deliberate approach resulted in strong operational results from a property portfolio comprised of fixed rate mortgage debt with no maturities until 2025 that position us well in an increasingly uncertain macro-economic backdrop. Through prudent planning and judicious execution, we have continued to grow our wholly owned portfolio. Going forward, we will remain disciplined in identifying properties that meet our rigorous underwriting standards. Despite the anticipated slowdown in acquisition activity, the strong underlying fundamentals of ongoing population and job growth across our markets give us confidence that we will continue to create long-term, sustainable value for our stockholders.”

Financial Results:

Net income attributable to common stockholders was $7.06 million, or $0.37 per diluted share, for the three months ended September 30, 2022, compared to net income of $28.11 million, or $1.54 per diluted share, for the three months ended September 30, 2021. The change is due primarily to a decrease of equity in earnings from the sale of unconsolidated joint ventures and joint venture properties. In the three months ending September 30, 2022, equity in earnings from these activities was $11.61 million, or $0.61 per diluted share. The corresponding quarter in 2021 included $30.79 million, or $1.62 per diluted share, from these activities.

FFO1 was $5.41 million, or $0.29 per diluted share, for the three months ended September 30, 2022, compared to $7,000, or $0.00 per diluted share, for the three months ended September 30, 2021. The change was due primarily to a decrease in the loss on extinguishment of debt at unconsolidated properties, improved operating margins across the portfolio, and the incremental impact of the increased ownership in the 14 properties that were the subject of the partner buyouts completed since July 2021, net of decreases due to property sales. The increase was offset by the inclusion, in the corresponding period of the prior year, of gains from insurance proceeds, and in the three months ended September 30, 2022, increased general and administrative expenses (primarily non-cash compensation expense), and increased income tax expense.

AFFO for the three months ended September 30, 2022 increased to $7.17 million, or $0.38 per diluted share, from $5.66 million, or $0.31 per diluted share, in the three months ended September 30, 2021, primarily due to improved operating margins across the portfolio and the incremental impact of the increased ownership in the 14 properties that were the subject of the partner buyouts, net of decreases due to property sales. The increase was offset by increased general and administrative expense and income tax expense.

Diluted per share net income, FFO and AFFO were impacted during the quarter ended September 30, 2022 by the increase of 713,000 weighted average shares of common stock outstanding, primarily due to stock issuances pursuant to the Company’s at-the-market offering and equity incentive programs.

1 A description and reconciliation of non-GAAP financial measures (e.g., FFO, AFFO and NOI) to GAAP financial measures is presented later in this release. See “Non-GAAP Financial Measures” for further information.

Operating Results:

Rental and other revenues for the current three months increased $13.99 million, or 181%, to $21.70 million from $7.71 million for the quarter ended September 30, 2021. Contributing to the increase was the inclusion of $13.3 million of revenues as a result of the consolidation of the operating results of the properties that were the subject of the partner buyouts, and $727,000 from same store2 properties due to an increase in average rental rates.

Total expenses for the three months ended September 30, 2022 increased 165% to $26.10 million from $9.84 million for the three months ended September 30, 2021. Contributing to the increase was the inclusion of $14.3 million of expenses as a result of consolidation of the operating results of the properties that were the subject of the partner buyouts.

Equity in earnings of unconsolidated joint ventures for the current quarter improved by $4.33 million to income of $135,000 compared to a loss of $4.20 million in the corresponding quarter of the prior year. The change is due primarily to the inclusion, in the corresponding 2021 quarter, of depreciation and real estate operating expenses from properties that were either subsequently sold or that due to the partner buyouts, were, for the current quarter, included in the Company’s consolidated results, and a decrease in mortgage prepayment charges related to the property sales completed in 2021. Rental and other revenues from properties owned by unconsolidated joint ventures for the current three months decreased $16.32 million, or 54.7%, to $13.50 million from $29.82 million for the quarter ended September 30, 2021, primarily due to the impact of dispositions and the partner buyouts, offset by increased rental income at unconsolidated same store properties. Total expenses at properties owned by unconsolidated joint ventures decreased $17.98 million, or 59.0%, to $12.47 million for the three months ended September 30, 2021, from $30.44 million from the corresponding 2021 quarter, primarily due to dispositions and the partner buyouts.

BRT’s pro rata share of revenues from unconsolidated joint ventures for the three months ended September 30, 2022 and 2021 were $7.31 million and $19.58 million, respectively, and its pro rata share of such expenses for such periods were $6.79 million and $20.08 million, respectively. Included in total expenses for the three months ended September 30, 2022 and 2021 are $6.51 million and $14.59 million of real estate operating expenses, respectively, of which BRT’s pro rata share was $3.59 million and $9.53 million, respectively.

Net operating income, or NOI, at same store properties in the entire portfolio increased in the current quarter by 18.3% to $7.42 million. Revenues increased 11.4% to $13.22 million in the current quarter from $11.87 million in the corresponding quarter of the prior year. Property operating expenses increased 3.6% to $5.79 million in the current quarter from $5.59 million in the corresponding quarter in the prior year.

NOI in the entire portfolio increased in the current quarter by 13.0% to $16.22 million. Revenues increased 6.3% to $29.01 million in the current quarter from $27.29 million in the corresponding quarter of the prior year. Property operating expenses decreased 1.1% to $12.80 million in the current quarter from $12.94 million in the corresponding quarter in the prior year.

Transaction Activity During the Third Quarter:

Completed Disposition:

As previously reported, in August, the unconsolidated joint venture that owns Waters Edge at Harbison, located in Columbia, SC, and in which BRT held a 80% equity interest, sold the property for $32.4 million, recognized a $16.9 million gain on the sale of this property and recorded a $573,000 mortgage prepayment charge. As a result of the sale, BRT recorded a $11.5 million gain and $388,000 mortgage prepayment charge, representing its share of the gain and the mortgage prepayment charge, respectively. BRT generated an approximate 20% IRR from this property over the six years it was owned and the proceeds from the sale were used to pay down BRT’s credit facility.

Sale of Common Stock Pursuant to the ATM Program:

BRT sold 174,059 shares pursuant to its at-the-market offering program at an average price of $22.22 per share. Net proceeds after commissions and fees was $3.8 million.

2 Same store properties” refers to properties owned for the entirety of the period being presented. Unless the context otherwise requires, “entire portfolio” and “portfolio” refer to 100% of BRT’s wholly owned subsidiaries and its pro rata share of its unconsolidated subsidiaries. “Pro rata” share reflects BRT’s percentage equity interest in the applicable unconsolidated subsidiary.

Credit Facility Amendment:

As previously reported, BRT entered into an amendment to its credit facility that, among other things, increased the amount it is permitted to borrow to $60 million, increased to $25 million the amount that may be used for working capital (including dividend payments) and operating expenses, extended the term of the facility to September 2025, and reduced the interest rate to the prime rate, with a floor of 3.5%.

Subsequent Events

On October 31, 2022, the mortgage debt on the Silvana Oaks property in the amount of $14.9 million property matured and was paid off. In connection with this payoff, BRT borrowed $15.0 million from its credit facility.

Partner Buyouts

In 2022, BRT completed, for an aggregate purchase price of $105.87 million after giving effect to its partners' promote interests, partner buyouts at 11 properties with an aggregate of 2,844-units. In 2021, these 11 properties generated an aggregate of $38.5 million of rental income and $38.4 million of expense (including $11.5 million of depreciation and $10.3 million of mortgage interest expense). As a result of the completion of these purchases, all of these properties are wholly owned by BRT.

Balance Sheet:

At September 30, 2022, BRT had $21.87 million of cash and cash equivalents, total assets of $743.74 million, total debt of $462.68 million, and BRT total stockholders’ equity of $257.13 million. At September 30, 2022, BRT’s available liquidity was approximately $74.87 million, comprised of $21.87 million of cash and cash equivalents and $53.0 million available under its credit facility.

At November 4, 2022, BRT’s available liquidity was approximately $55.87 million, including $14.87 million of cash and cash equivalents and up to $41.0 million available under its credit facility. At November 3, 2022, the interest rate on the facility was 7.0%.

Conference Call and Webcast Information:

The Company will host a conference call and webcast to review its financial results with investors and other interested parties at 8:30 a.m. ET on Tuesday, November 8, 2022. Jeffrey A. Gould, Chief Executive Officer will host the call. To participate in the conference call, callers from the United States and Canada should dial 1-877-300-8521, and international callers should dial 1-412-317-6026, ten minutes prior to the scheduled call time. The webcast may also be accessed live by visiting the Company’s investor relations website under the “webcast” tab at: https://brtapartments.com/investor-relations.

A replay of the conference call will be available after 11:30 a.m. ET on Tuesday, November 8, 2022 through 11:59 p.m. ET on Tuesday, November 22, 2022. To access the replay, listeners may use 1-844-512-2921 (domestic) or 1-412-317-6671 (international). The passcode for the replay is 10172009.

Supplemental Financial Information:

In an effort to enhance its financial disclosures to investors, BRT has posted a supplemental financial information report which can be accessed on the Company’s website at www.brtapartments.com under the caption “Investor Relations - Financial Statements and SEC Filings.”

Non-GAAP Financial Measures:

BRT discloses FFO, AFFO and NOI because it believes that such metrics are widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT's related guidance. FFO is defined in the White Paper as net income (calculated in accordance with generally accepted accounting principles), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.

BRT computes AFFO by adjusting FFO for loss on extinguishment of debt; straight-line rent accruals; restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures); and gain on insurance recovery. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of AFFO may vary from one REIT to another.

BRT computes NOI by adjusting net income (loss) to (a) add back (1) depreciation expense, (2) general and administrative expenses, (3) interest expense, (4) loss on extinguishment of debt, (5) equity in earnings (loss) of unconsolidated joint ventures and equity in earnings from the sale of unconsolidated join venture, (6) provision for taxes, (7) the impact of non-controlling interests, and (b) deduct (1) other income, (2) gain on sale of real estate and partnership interest, and (3) gain on insurance recoveries related to casualty loss. BRT defines “Same Store NOI” as NOI for all its properties that were owned for the entirety of the periods being presented, other than properties in lease up. References to same store NOI with respect to BRT's portfolio refers to 100% of the accounts and results of operations of BRT's wholly-owned subsidiaries and its pro rata share of the results of operations and accounts of its same store unconsolidated subsidiaries. The pro rata share reflects BRT’s percentage equity interest in the applicable subsidiary. BRT uses pro rata share to help provide a better understanding of the impact of its unconsolidated joint ventures on its operations. However, the use of pro rata information has limitations. Among other things, as a result of the allocation/distribution provisions of the agreements governing the unconsolidated joint ventures, BRT’s share of the gain/loss with respect to such venture may be different than (and generally less than that) implied by its percentage equity interest therein. Further, the use of pro rata share is not representative of its operations and accounts as presented in accordance with GAAP.

BRT believes that FFO, AFFO and NOI are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present such metrics when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions. BRT views Same Store NOI as an important measure of operating performance because it allows a comparison of operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions or dispositions during the periods.

FFO, AFFO and NOI do not represent net income or cash flows from operations as defined by GAAP. FFO, AFFO and NOI should not be considered to be an alternative to net income as a reliable measure of BRT’s operating performance; nor should FFO, AFFO and NOI be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity. Further, because there is no industry standard definition of NOI and practice is divergent across the industry, the computation of NOI may from one REIT to another.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe BRT’s future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “will likely result,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the sections entitled “Risk Factors,” “Cautionary Statements Regarding Forward Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in BRT’s Annual Report on Form 10-K for the year ended December 31, 2021, and the other reports it files thereafter with the SEC. In addition, anticipated property purchases and sales (including information regarding the purchase and/or sale of the interests of BRT in its joint ventures) may not be completed during the periods indicated or at all, and estimates of gains from property sales are subject to adjustment, among other things, because actual closing costs may differ from the estimated costs. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond BRT’s control and which could materially affect actual results, performance or achievements.

Additional Information:

BRT is a real estate investment trust that owns, operates and, to a lesser extent, holds interests in joint ventures that own multi-family properties. As of September 30, 2022, BRT owns or has interests in 30 multi-family properties with 8,441 units (including a 240 – unit development project), located across 11 states. Twenty-one properties are wholly-owned and the balance are owned through unconsolidated joint ventures in which BRT generally owns a 50% or greater equity interest. Most of these properties are located in the Southeast United States or Texas. Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended September 30, 2022, and the supplemental disclosures regarding the quarter on the investor relations section of the Company’s website at: https://brtapartments.com/investor-relations. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Contact: Investor Relations - (516) 466-3100

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTapartments.com

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2022	December 31, 2021
	(unaudited)	(audited)
ASSETS
Real estate properties, net of accumulated depreciation	$655,645	$293,550
Investments in unconsolidated joint ventures	43,759	112,347
Cash and cash equivalents	21,865	32,339
Restricted cash	872	6,582
Other assets	21,518	10,341
Real estate property held for sale	—	4,379
Total assets	$743,659	$459,538

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$419,115	$199,877
Junior subordinated notes, net of deferred costs	37,118	37,103
Credit facility, net of deferred costs	6,449	—
Accounts payable and accrued liabilities	23,862	19,607
Total Liabilities	486,544	256,587

Total BRT Apartments Corp. stockholders’ equity	257,132	202,956
Non-controlling interests	(17)	(5)
Total Equity	257,115	202,951
Total Liabilities and Equity	$743,659	$459,538

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,
	2022	2021
Revenues:
Rental and other revenues from real estate properties	$21,691	$7,709
Other income	6	5
Total revenues	21,697	7,714

Expenses:
Real estate operating expenses	9,195	3,404
Interest expense	5,061	1,535
General and administrative	3,673	3,114
Depreciation and amortization	8,165	1,787
Total expenses	26,094	9,840
Total revenue less total expenses	(4,397)	(2,126)
Equity in earnings (loss) of unconsolidated joint ventures	135	(4,196)
Equity in earnings from sale of unconsolidated joint ventures properties	11,472	34,982
Gain on sale of real estate	—	414
Gain on insurance recovery	62	—
Loss on extinguishment of debt	—	(902)
Income from continuing operations	7,272	28,172
Income tax provision	178	31
Net income from continuing operations, net of taxes	7,094	28,141
Net income attributable to non-controlling interest	(35)	(35)
Net income attributable to common stockholders	$7,059	$28,106

Per share amounts attributable to common stockholders:
Basic	$0.37	$1.55
Diluted	$0.37	$1.54

Funds from operations - Note 1	$5,405	$7
Funds from operations per common share - diluted - Note 2	$0.29	$—

Adjusted funds from operations - Note 1	$7,168	$5,655
Adjusted funds from operations per common share - diluted -Note 2	$0.38	$0.31

Weighted average number of shares of common stock outstanding:
Basic	17,928,197	17,261,520
Diluted	17,994,457	17,292,988

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,
	2022	2021
Note 1:
Funds from operations is summarized in the following table:
GAAP Net income attributable to common stockholders	$7,059	$28,106
Add: depreciation of properties	8,165	1,787
Add: our share of depreciation in unconsolidated joint venture properties	1,657	5,514
Deduct: our share of equity in earnings from sale of unconsolidated joint venture properties	(11,472)	(34982)
Deduct: gain on sale of real estate and partnership interests	—	(414)
Adjustments for non-controlling interests	(4)	(4)
NAREIT Funds from operations attributable to common stockholders	5,405	7

Adjustments for: straight-line rent accruals	6	(10)
Add: loss on extinguishment of debt	—	902
Add: our share of loss on extinguishment of debt from unconsolidated joint venture properties	388	4,581
Add: amortization of restricted stock and RSU expense	1,208	843
Add: amortization of deferred mortgage and debt costs	191	62
Add: our share of deferred mortgage costs from unconsolidated joint venture properties	33	148
Less: gain on insurance proceeds	(62)	—
Less: our share of gain on insurance proceeds from unconsolidated joint venture properties	—	(880)
Adjustments for non-controlling interests	(1)	2
Adjusted funds from operations attributable to common stockholders	$7,168	$5,655

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,
	2022	2021
Note 2:
Net income attributable to common stockholders	$0.37	$1.54
Add: depreciation of properties	0.44	0.10
Add: our share of depreciation in unconsolidated joint venture properties	0.09	0.30
Deduct: our share of equity in earnings from sale of unconsolidated joint venture properties	(0.61)	(1.92)
Deduct: gain on sale of real estate and partnership interests	—	(0.02)
Adjustment for non-controlling interests	—	—
NAREIT Funds from operations per diluted common share	0.29	—

Adjustments for: straight line rent accruals	—	—
Add: loss on extinguishment of debt	—	0.05
Add: our share of loss on extinguishment of debt from unconsolidated joint venture properties	0.02	0.25
Add: amortization of restricted stock and RSU expense	0.06	0.05
Add: amortization of deferred mortgage and debt costs	0.01	—
Add: our share of deferred mortgage and debt costs from unconsolidated joint venture properties	—	0.01
Less: gain on insurance proceeds	—	—
Less: our share of gain on insurance proceeds from unconsolidated joint venture	—	(0.05)
Adjustments for non-controlling interests	—	—
Adjusted funds from operations per diluted common share	$0.38	$0.31

Diluted shares outstanding for FFO and AFFO	18,928,648	18,215,924

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NOI TO NET INCOME
(Unaudited)

The following tables provides a reconciliation of NOI to net income attributable to common stockholders as computed in accordance with GAAP for the periods presented:

Consolidated	Three Months Ended September 30,
	2022	2021
GAAP Net income attributable to common stockholders	$7,059	$28,106
Less: Other Income	(6)	(5)
Add: Interest expense	5,061	1,535
General and administrative	3,673	3,114
Depreciation	8,165	1,787
Provision for taxes	178	31
Less: Gain on sale of real estate	—	(414)
Equity in earnings from sale of unconsolidated joint venture properties	(11,472)	(34,982)
Gain on insurance recoveries	(62)	—
Add: Loss on extinguishment of debt	—	902
Adjust for: Equity in (earnings) loss of unconsolidated joint venture properties	(135)	4,196
Add: Net income attributable to non-controlling interests	35	35
Net Operating Income	$12,496	$4,305

Less: Non-same store Net Operating Income	$8,402	$845
Same store Net Operating Income	$4,094	$3,460

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NOI AT UNCONSOLIDATED SUBSIDIARIES
(Unaudited)
(Dollars in thousands, except per share data)

The following tables provides a reconciliation of NOI to equity in loss of unconsolidated joint ventures as computed in accordance with GAAP for the periods presented for BRT's pro rata share of NOI at its unconsolidated subsidiaries. Also presented is the combined same store NOI for Consolidated and Unconsolidated subsidiaries:

Unconsolidated	Three Months Ended September 30,
	2022	2021
BRT's equity in earnings from sale of unconsolidated joint venture properties and equity in loss of joint ventures	$11,607	$(4,196)
Add: Interest expense	1,541	5,037
Depreciation	1,657	5,514
Loss on extinguishment of debt	388	4,581
Less: Gain on insurance recoveries	—	(880)
Gain on sale of real estate	(11,472)	(34,982)
Equity in earnings of joint ventures	(12)	(7)
Net Operating Income	$3,709	$10,049

Less: Non-same store Net Operating Income	$(390)	$(7,232)
Same store Net Operating Income	$3,319	$2,817

Consolidated same store Net Operating Income	$4,094	$3,460
Unconsolidated same store Net Operating Income	3,319	2,817
Combined same store Net Operating Income	$7,413	$6,277

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

The condensed income statements below present, for the periods indicated, a reconciliation of the information that appears in note 8 of BRT's Quarterly report on Form 10-Q to BRT's pro rata share of the operations of its unconsolidated subsidiaries:

	Three Months Ended September 30, 2022
	Total	Partner Share	BRT's Pro-Rata Share
Revenues:
Rental and other revenue	$13,502	$6,188	$7,314
Total revenues	$13,502	$6,188	$7,314

Expenses:
Real estate operating expenses	6,512	2,918	3,594
Interest expense	2,843	1,302	1,541
Depreciation	3,113	1,456	1,657
Total expenses	12,468	5,676	6,792
Total revenues less total expenses	1,034	512	522
Equity in earnings of joint ventures	12	—	12
Gain on sale of real estate	16,937	5,465	11,472
Loss on extinguishment of debt	(573)	(185)	(388)
Net loss (income)	$17,410	$5,792	$11,618	(1)
________________
(1) Reflects BRT's share as determined in accordance with GAAP - not its pro-rata share.

	Three Months Ended September 30, 2021
	Total	Partner Share	BRT's Pro-Rata Share
Revenues:
Rental and other revenue	$29,818	$10,237	$19,581
Total revenues	$29,818	$10,237	$19,581

Expenses:
Real estate operating expenses	14,587	5,055	9,532
Interest expense	7,568	2,531	5,037
Depreciation	8,288	2,774	5,514
Total expenses	30,443	10,360	20,083
Total revenues less total expenses	(625)	(123)	(502)
Equity in earnings of joint ventures	7	—	7
Gain on insurance recoveries	1,246	366	880
Gain on sale of real estate	83,984	49,002	34,982
Loss on extinguishment of debt	(9,401)	(4,820)	(4,581)
Net loss	$75,211	$44,425	$30,786	(1)
________________
(1) Reflects BRT's share as determined in accordance with GAAP - not its pro-rata share.